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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                                 (RULE 13e-100)
                               (AMENDMENT NO. 7)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

           RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO
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                              (Name of the Issuer)

                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO
                        THE NATIONAL HOUSING PARTNERSHIP
                  NATIONAL CORPORATION FOR HOUSING PARTNERSHIPS
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             AIMCO PROPERTIES, L.P.
                                 AIMCO-GP, INC.
                           AIMCO EQUITY SERVICES, INC.
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                      (Name of Person(s) Filing Statement)

                            LIMITED PARTNERSHIP UNITS
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                         (Title of Class of Securities)

                                      NONE
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                      (CUSIP Number of Class of Securities)

                                 Martha L. Long
                              Senior Vice President
                   Apartment Investment and Management Company
                                55 Beattie Place
                        Greenville, South Carolina 29601
                                 (864) 239-1000
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 (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                 Paul J. Nozick
                                Alston & Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                                 (404) 881-7000

This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.  [ ] The filing of a registration statement under the Securities Act of 1933.

c.  [ ] A tender offer.

d.  [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

Check the following box if the filing is a final amendment reporting the results of the transaction:

                            CALCULATION OF FILING FEE

        Transaction Valuation*                             Amount of Filing Fee
        ----------------------                             --------------------
             $7,000,000                                          $823.90
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* For purposes of calculating the fee only. This amount assumes the sale of the assets of National Housing Partnership Realty Fund Two for $7,000,000. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $117.70 per $1,000,000 of the asset sale price.

[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid     $823.90   Filing Party: National Housing Partnership
                                                   Realty Fund Two

Form or Registration No.:  PRE14A    Date Filed:   September 23, 2005

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                              TRANSACTION STATEMENT

         This Amendment No. 7 to the Transaction Statement on Schedule 13E-3 relates to the sale of a property that constitutes substantially all of the assets of National Housing Partnership Realty Fund Two, a Maryland limited partnership (the "Partnership"), and an amendment to the Partnership's agreement of limited partnership to extend the term of the Partnership and permit the proposed sale of property, all of which are described in the proxy statement on
Schedule 14A, previously filed with the Securities and Exchange Commission (the "Proxy Statement") by the Partnership. A copy of the Proxy Statement is filed with this Schedule 13E-3 as Exhibit (a)(1). The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3.

ITEM 16.          EXHIBITS.

(a)(1) Proxy Statement, filed on Schedule 14A on November 22, 2005 is incorporated herein by reference.

(a)(2) Additional soliciting material previously filed as an exhibit to Schedule 13E-3 on December 21, 2005 and incorporated herein by reference.

(a)(3) Press Release issued by the Partnership on December 28, 2005, previously filed on December 28, 2005 as an exhibit to
                  Schedule 13E-3 and incorporated herein by reference.

(a)(4) Additional soliciting materials extending the consent solicitation period, previously filed on December 30, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(a)(5) Additional soliciting materials regarding the extension of the consent solicitation period, previously filed on January 9, 2006 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(a)(6) Additional soliciting materials extending the consent solicitation period with respect to the property sale.

(b) Amended and Restated Secured Credit Agreement, dated as of November 2, 2004, by and among Apartment Investment and Management Company, AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., and NHP Management Company as the borrowers and Bank of America, N.A., Keybank National Association, and the Lenders listed therein (Exhibit 10.4 to Apartment Investment and Management Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 is incorporated herein by this reference).

(c) Appraisal Report, dated as of January 14, 2005, by Integra Realty Services, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(1) Agreement of Sale and Purchase, made effective as of the 14th day of February, 2005, by and between San Juan del Centro Limited Partnership, a Colorado limited partnership, and AIMCO Equity Services, Inc., a Virginia corporation (the "Agreement of Sale and Purchase"), previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(2) Amendment No. 1 to the Agreement of Sale and Purchase, dated September 2, 2005, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(3) Amendment No. 2 to the Agreement of Sale and Purchase, dated October 24, 2005, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(f)               None.

(g)               None.

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                              NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO

                              By:    The National Housing Partnership,
                                     its sole General Partner

                                     By:  National Corporation for Housing
                                          Partnerships, its sole General Partner

                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                              THE NATIONAL HOUSING PARTNERSHIP

                              By:    National Corporation for Housing
                                     Partnerships, its sole General Partner

                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                              NATIONAL CORPORATION FOR HOUSING PARTNERSHIPS


                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006


                              APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     By:  /s/ MARTHA LONG
                                          --------------------------------
                                          Name:  Martha Long
                                          Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                              AIMCO PROPERTIES, L.P.

                              By:    AIMCO-GP, Inc., its sole General Partner


                                     By:  /s/ MARTHA LONG
                                          ----------------------------
                                          Name:  Martha Long
                                          Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                                          AIMCO-GP, INC.


                                     By: /s/ MARTHA LONG
                                         ------------------------------
                                         Name:  Martha Long
                                         Title: Senior Vice President

                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2006

                              AIMCO EQUITY SERVICES, INC.


                                     By: /s/ MARTHA LONG
                                         -------------------------
                                         Name:  Martha Long
                                         Title: Senior Vice President

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       --------------------------------------------------------------
(a)(1)            Proxy Statement, filed on Schedule 14A on November 22, 2005 is incorporated herein by reference.

(a)(2) Additional soliciting material previously filed as an exhibit to Schedule 13E-3 on December 21, 2005 and incorporated herein by reference.

(a)(3) Press Release issued by the Partnership on December 28, 2005, previously filed on December 28, 2005 as an exhibit to
                  Schedule 13E-3 and incorporated herein by reference.

(a)(4) Additional soliciting materials extending the consent solicitation period, previously filed on December 30, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(a)(5) Additional soliciting materials regarding the extension of the consent solicitation period, previously filed on January 9, 2006 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(a)(6) Additional soliciting materials extending the consent solicitation period with respect to the property sale.

(b)               Amended and Restated Secured Credit Agreement, dated as of
                  November 2, 2004, by and among Apartment Investment and
                  Management Company, AIMCO Properties, L.P., AIMCO/Bethesda
                  Holdings, Inc., and NHP Management Company as the borrowers and Bank of America, N.A., Keybank National Association, and the Lenders listed therein (Exhibit 10.4 to Apartment
                  Investment and Management Company's Quarterly Report on Form
                  10-Q for the quarterly period ended September 30, 2004 is incorporated herein by this reference).

(c)               Appraisal Report, dated as of January 14, 2005, by Integra
                  Realty Services, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(1) Agreement of Sale and Purchase, made effective as of the 14th day of February, 2005, by and between San Juan del Centro
                  Limited Partnership, a Colorado limited partnership, and AIMCO
                  Equity Services, Inc., a Virginia corporation (the "Agreement of Sale and Purchase"), previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(2)            Amendment No. 1 to the Agreement of Sale and Purchase, dated
                  September 2, 2005, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(d)(3)            Amendment No. 2 to the Agreement of Sale and Purchase, dated
                  October 24, 2005, previously filed on November 22, 2005 as an exhibit to Schedule 13E-3 and incorporated herein by reference.

(f)               None.

(g)               None.